Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-103355) and related Prospectus of Maverick Tube Corporation for the registration of 733,676 shares of its common stock and to the incorporation by reference therein of our report dated February 3, 2003 (except for Note 18, as to which the date is February 19, 2003), with respect to the consolidated financial statements and schedule of Maverick Tube Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

St. Louis, Missouri
March 28, 2003